UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 8, 2011

THE BRAINY BRANDS COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	333-164000	30-0457914
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

460 Brogdon Road, Suite 400
Suwanee, GA 30024
(Address of principal executive offices) (zip code)

(678) 762-1100
 (Registrant's telephone number, including area code)

(Former name, if changed since last report)

  Copies to:
Marc J. Ross, Esq.
David B. Manno
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

N/A
 (Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On February 8, 2011, The Brainy Brands Company, Inc. (the “Company”) entered into a non-binding letter of intent (the “LOI”) with Laura J. Wellington (the “Seller”) and Giddy Gander, LLC (“Giddy Gander”), relating to the proposed acquisition by the Company of all of the capital units of Giddy Gander. The LOI contemplates that, pursuant to the proposed acquisition, the Company and the Seller will enter into an agreement for the sale of the capital units of Giddy Gander on the following terms:

•
The Company will issue to the members of Giddy Gander 1,000,000 shares of common stock, and five-year warrants to purchase an aggregate of 2,000,000 shares of common stock, including 1,000,000 warrants with an exercise price of $0.60 and 1,000,000 warrants with an exercise price of $1.20.

•
Upon execution of an agreement, pursuant to which certain specific marketing and product development milestone objectives will be achieved, the Company will issue to the members of Giddy Gander non-voting preferred stock convertible into 4,000,000 shares of common stock. (“Wumbler” refers to a division of the Company that the Company will create following the closing of the acquisition which will include certain assets of Giddy Gander).

•
The Company will issue to the members of Giddy Gander shares of non-voting preferred stock convertible into up to 13,000,000 shares of common stock, based upon a formula under which preferred stock convertible into 750,000 shares of common stock will be issued for every $1,300,000 in Wumbler revenue over a three year period commencing on the closing of the acquisition.

•	The members of Giddy Gander will receive 10% of the net sales from Wumbler for a period of 3 years from closing, and 7.5% of net sales from Wumbler thereafter.

There is no assurance a definitive agreement with respect to the proposed acquisition will be reached on such terms, or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE BRAINY BRANDS COMPANY, INC.

Dated: April 8, 2011	By:	/s/ John Benfield
Name: John Benfield
Title: Chief Executive Officer